Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Reports Second Quarter Fiscal Year 2025 Financial Results

SAN DIEGO, CA, June 16, 2025 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced second quarter fiscal year 2025 financial results for the fiscal quarter ended April 30, 2025.

Second Quarter Fiscal 2025 Highlights and Operating Results:

●	Net sales were $18.9 million, an increase of 17.4% from $16.1 million year-over-year and a 1.5% decrease from $19.2 million in the first quarter of fiscal 2025.
●	Backlog of $15.0 million at quarter-end on second quarter bookings of $18.7 million. As of today, the backlog stands at $18.4 million.
●	Gross profit margin was 31.5%, up from 29.9% in the prior year quarter.
●	Operating income was $106,000, an improvement from an operating loss of $415,000 year-over-year.
●	Consolidated net loss was $245,000, or $0.02 per diluted share, an improvement from a consolidated net loss of $4.3 million, or $0.41 per diluted share, year-over-year.
●	Non-GAAP net income was $701,000, or $0.07 per diluted share, compared to non-GAAP net income of $132,000, or $0.01 per diluted share, in the second quarter of fiscal 2024.
●	Adjusted EBITDA was $1.1 million, up from $572,000 year-over-year.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)" and "Unaudited Reconciliation of Net Loss to Adjusted EBITDA" below for additional information.

Management Commentary

“Following an exceptionally strong first quarter, our team closed out a very successful second quarter that continued to reflect RFI’s evolution from a cable and connector company to a valued partner offering innovative, data and technology-driven solutions for diverse end markets including the wireless carrier ecosystem. Fiscal second quarter net sales grew 17% to $18.9 million year-over-year and gross profit margin was 31.5%, exceeding our target goal of 30%.  For the third consecutive quarter, we delivered an operating profit, which was $106 thousand versus an operating loss of $415 thousand in the second quarter of 2024. Our non-GAAP net income was $701 thousand against $132 thousand for the comparable period, and adjusted EBITDA was $1.1 million with a 6% margin, moving us closer to our 10% adjusted EBITDA margin goal.   We are pleased with the momentum we saw in Q2, and with our growing backlog, we anticipate that momentum will continue into the back half of the year,” said Robert Dawson, Chief Executive Officer of RF Industries.

“We continue to move the Company in a positive direction and today believe we have the greatest opportunity for growth that I have seen in recent years. We have outstanding leadership and talent across our organization and have substantially strengthened our financial position to continue executing our strategic plan. Most important, we are nimble and actively embrace a culture of continuous improvement and innovation. We don’t stand still regardless of challenging times. We focus on what’s in our control as demonstrated by streamlining our operations to achieve operating leverage in our business and expanding our portfolio of innovative, high-value solutions, while always being disciplined in our R&D and capex spend.  Our team is executing at a high level to better serve existing customers and to expand our reach to new customers and new end markets.”

“As a result, our business is now more diverse both by product and customer than ever before.  We continue to push into new markets and are winning repeat orders from marquee customers, including large custom cabling wins from a leading aerospace company. We continue to drive innovation with high-value offerings like our DAC thermal cooling solutions and recently launched next-gen systems that feature advanced control capabilities and a NEMA 4 certification for more rugged environments. Wireless DAS buildouts in stadiums and venues are accelerating, and we currently have over 100 opportunities in our sales pipeline.  Furthermore, our core custom and standard interconnect offer remains stable and strong.”

“We are on a different and faster track than the old RFI, yet our foundational values remain the same. We are proud that the majority of our production and manufacturing is U.S.-based and powered by an American workforce. Our supply chain is also diversified and primarily based in the U.S. While there continues to be uncertainly around the ultimate impact of the tariffs, we are executing on our plan and achieving the targets that we set earlier this year with enthusiasm and optimism,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, June 16, 2025, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal second quarter 2025 financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 891399. A live audio webcast of the call will also be available on the Investor Relations section of RFI’s website at www.rfindustries.com and will be archived for replay.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward-looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and demand for our products, backlog, financial goals, growth opportunities and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s cash and liquidity needs; ability to continue as a going concern, non-compliance with terms and covenants in our credit facility; changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other one-time charges, severance, amortization expense and provision from income taxes. For Adjusted EBITDA, we also exclude depreciation and interest expense. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

In addition, we have included order bookings and backlogs in this earnings release. Bookings represent new orders that have been received inclusive of any modification or cancellation of previous orders. Backlog represents orders that have been received where revenue has not been recognized as of the specified date. We believe both Bookings and Backlog are indicators of future revenues that the Company expects to generate based on orders that management believes to be firm.

RF Industries Contact:

Peter Yin

SVP and CFO

(858) 549-6340

rfi@rfindustries.com

IR Contact:

Donni Case

Financial Profiles, Inc.

(310) 622-8224

RFIL@finprofiles.com

Source: RF Industries

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RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2025	2024
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,586	$839
Trade accounts receivable, net	15,000	12,119
Inventories	12,574	14,725
Other current assets	1,561	1,430
TOTAL CURRENT ASSETS	32,721	29,113

Property and equipment, net	4,465	4,813
Operating right of use asset, net	14,546	15,265
Goodwill	8,085	8,085
Amortizable intangible assets, net	11,086	11,908
Non-amortizable intangible assets	1,174	1,174
Other assets	602	688
TOTAL ASSETS	$72,679	$71,046

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$10,673	$8,045
Line of Credit	7,994	8,197
Current portion of operating lease liabilities	1,928	1,848
TOTAL CURRENT LIABILITIES	20,595	18,090

Operating lease liabilities	17,707	18,680
Deferred tax liabilities	207	210
TOTAL LIABILITIES	38,509	36,980

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,668,653 and 10,544,431 shares issued and outstanding at April 30, 2025 and October 31, 2024, respectively	107	106
Additional paid-in capital	27,581	26,988
Retained earnings	6,482	6,972
TOTAL STOCKHOLDERS' EQUITY	34,170	34,066

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$72,679	$71,046

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$18,910	$16,110	$38,110	$29,568
Cost of sales	12,960	11,286	26,443	21,441

Gross profit	5,950	4,824	11,667	8,127

Operating expenses:
Engineering	683	637	1,365	1,405
Selling and general	5,161	4,602	10,140	9,221
Total operating expenses	5,844	5,239	11,505	10,626

Operating income (loss)	106	(415)	162	(2,499)

Other expense	(216)	(230)	(481)	(339)

Loss before provision for income taxes	(110)	(645)	(319)	(2,838)
Provision for income taxes	135	3,649	171	2,818

Consolidated net loss	$(245)	$(4,294)	$(490)	$(5,656)

Loss per share - Basic	$(0.02)	$(0.41)	$(0.05)	$(0.54)
Loss per share - Diluted	$(0.02)	$(0.41)	$(0.05)	$(0.54)

Weighted average shares outstanding:
Basic	10,669,608	10,495,548	10,614,364	10,452,597
Diluted	10,669,608	10,495,548	10,614,364	10,452,597

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2025	2024	2025	2024
Consolidated net loss	$(245)	$(4,294)	$(490)	$(5,656)
Provision from income taxes	135	3,649	171	2,818
Stock-based compensation expense	226	248	421	503
Non-cash and other one-time charges	123	50	123	145
Severance	51	56	51	56
Amortization expense	411	423	822	845
Non-GAAP net income (loss)	$701	$132	$1,098	$(1,289)

Non-GAAP earnings (loss) per share:
Basic	$0.07	$0.01	$0.10	$(0.12)
Diluted	$0.07	$0.01	$0.10	$(0.12)

Weighted average shares outstanding
Basic	10,669,608	10,495,548	10,614,364	10,452,597
Diluted	10,716,820	10,495,548	10,651,220	10,452,597

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2025	2024	2025	2024
Consolidated net loss	$(245)	$(4,294)	$(490)	$(5,656)
Stock-based compensation expense	226	248	421	503
Non-cash and other one-time charges	123	50	123	145
Severance	51	56	51	56
Amortization expense	411	423	822	845
Depreciation expense	204	210	409	421
Other expense	216	230	481	339
Provision from income taxes	135	3,649	171	2,818
Adjusted EBITDA	$1,121	$572	$1,988	$(529)